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SELECT COMFORT CORPORATION
(Name of Registrant as Specified in Its Charter)

BLUE CLAY CAPITAL PARTNERS CO III LP BLUE CLAY CAPITAL MASTER FUND LTD BLUE CLAY CAPITAL MANAGEMENT, LLC GARY S. KOHLER BRIAN R. DURST ADAM J. WRIGHT BRIAN A. SPALY
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Blue Clay Capital Management, LLC, together with the other the participants named herein (collectively, “Blue Clay”), has filed a definitive proxy statement with the Securities and Exchange Commission and an accompanying BLUE proxy card to be used to solicit votes for the election of Blue Clay’s slate of two highly-qualified director nominees to the Board of Directors of Select Comfort Corporation, a Minnesota corporation (the “Company”), at the Company’s upcoming 2015 annual meeting of shareholders, or any other meeting of shareholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On April 1, 2015, Blue Clay issued the following press release:

BLUE CLAY ISSUES OPEN LETTER TO SHAREHOLDERS OF SELECT COMFORT CORPORATION

Urges All Shareholders to Vote the BLUE Proxy Card Today to Elect Nominees Brian A. Spaly and Adam J. Wright at 2015 Annual Meeting

Minneapolis, MN – April 1, 2015 – Blue Clay Capital Management, LLC (together with its affiliates and other participants in its solicitation, “Blue Clay”), beneficial owners of 1,053,435 shares of common stock of Select Comfort Corporation (NASDAQ: SCSS) (“Select Comfort” or the “Company”), today issued an open letter to shareholders of Select Comfort urging them to elect Blue Clay’s two highly-qualified nominees, Brian A. Spaly and Adam J. Wright, to the Company’s board of directors at the upcoming 2015 Annual Meeting.  The full text of the letter is included below:

Dear Fellow Shareholders of Select Comfort Corporation:

Like you, Blue Clay Capital Management, LLC (together with its affiliates, “Blue Clay”) is a shareholder of Select Comfort Corporation (“Select Comfort” or the “Company”).  We go back a long way with the Company – in 2001, when the Company was in financial distress, one of our principals invested significant capital to help keep it afloat.  Our interests are clearly aligned with yours in maximizing the long-term value of your shares.  To bring the change and fresh perspective that is desperately needed to the Company’s Board of Directors (the “Board”), we have nominated two highly-qualified director candidates, Brian A. Spaly and Adam J. Wright, for election to the Board at the Company’s 2015 Annual Meeting of Shareholders scheduled to be held on May 22, 2015 (the “Annual Meeting”).  With a median tenure of 9.7 years, we believe the current Board has grown stale and is failing to act with the urgency and innovative thinking that is required to protect your best interests.

In this letter, we will demonstrate to you the following:

•	The stock price underperformance and financial deterioration of the Company during the tenure of CEO Shelly Ibach, as well as the Company’s repeated failures to achieve its stated performance goals

•	That any recent changes you may have noticed from the Company can be directly attributed to our presence

•
Our strategic plan to enhance long-term shareholder value by aggressively expanding the store base and right-sizing expenses, both of which we believe can lead to significant improvements in operating income and margins

•
The poor capital allocation decisions, corporate governance practices, excessive tenure and interlocks of the current Board and its failure to hold management accountable for the Company’s lackluster performance

•	Our highly-qualified nominees are far better equipped than the incumbent nominees to help the Board maximize long-term shareholder value

SELECT COMFORT’S STOCK HAS UNDERPERFORMED, MANAGMENT HAS REPEATEDLY FAILED TO MEET STATED PERFORMANCE
GOALS AND FINANCIAL RESULTS HAVE DETERIORATED

Since Ms. Ibach became CEO on June 1, 2012, the Company’s stock price has significantly underperformed not only its mattress industry peers (Mattress Firm Holding Corp. and Tempur Sealy International, Inc.) and its ISS peer groups, but also the broader market indexes over the same time period.

Total Shareholder Return (June 1, 2012 - December 31, 2014)(1)
Total Return
Mattress Firm Holding Corp.	69.7%
Tempur Sealy International, Inc.	18.8%
Home Furnishing Peers(2)	97.5%
S&P 500 Retailing Group Index(3)	76.9%
S&P 500 Index	66.0%
Russell 3000 Index(3)	66.4%
Russell 2000 Index	63.9%

Select Comfort Corp.	(1.2%)

Performance vs. Mattress Firm	(70.9%)
Performance vs. Tempur Sealy	(20.0%)
Performance vs. Home Furnishing Peers	(98.7%)
Performance vs. S&P 500 Retailing	(78.1%)
Performance vs. S&P 500	(67.2%)
Performance vs. Russell 3000	(67.6%)
Performance vs. Russell 2000	(65.2%)
(1) Total returns for all periods include dividends.
(2) Home Furnishing Peers sourced from Company’s 2015 proxy statement and defined as: ETH, HVT, KIRK, LZB, LL, MFRM, PIR, RH (from its IPO on November 1, 2012) and TPX.
(3) Peer group as defined by ISS as of May 2014.

We believe the primary reasons for the stock’s severe underperformance are the Company’s repeated failures to meet its stated performance objectives and its declining financial results.

Failures to Achieve Stated Performance Goals

A review of the Company’s repeated swings and misses on its performance goals reveals how management and the Board have severely damaged their credibility with investors and impaired shareholder value:

•	Company Prediction: At its May 2012 Investor Day, Ms. Ibach, the Company’s then Chief Operating Officer, and incoming President and CEO stated:

“We are on a path to achieve our goal of more than doubling our 2011 sales and expanding operating margin to more than 15% by 2015.  In my over 30-year retail career, I have never been more confident about a strategy as I am about our strategy right now at Sleep Number.”

•	The Result: Based on its fiscal 2014 results, the Company would need to grow its revenues by nearly 30% and increase operating income by over 121% to achieve its forecasted results.

•
Company Prediction:  During Ms. Ibach’s first quarterly conference call as CEO on July 18, 2012, the Company provided 2012 earnings per share (EPS) guidance for fiscal 2012 of $1.35 to $1.41 and predicted future earnings growth of at least 20% per year over the next three years.

•
The Result:  The Company has fallen short of these goals by 34.8% and 37.1% in 2013 and 2014, respectively, and based on management’s own guidance, expects to miss its 2015 EPS target by a staggering 45.5%.1

•	Company Prediction: Ms. Ibach stated at the Company’s May 2012 Investor Day that 20% of sales increases would flow through to operating income.

•	The Result: The Company has generated negative flow through; operating income would be 69.8% higher today if management achieved its guidance.

•	Company Prediction: In 2012, the Company stated it would penetrate one-third of the U.S. mattress market, covering 13 key metro areas by 2014.

•	The Result: The Company will only be entering its 10th market in 2015.2

Given this track record, we think shareholders would be hard-pressed to believe any rosy predictions of future results that may now be emanating from the Company’s management.

Deteriorating Financial Results

In addition, the Company has utterly failed to impose much needed discipline on corporate spending, resulting in declining operating income and margins:

•	Since LTM March 2012, operating expenses have increased 48.4%, while operating income and margins have decreased 2.1% and 31.2%, respectively.

•	Since LTM March 2012, the Company’s total G&A expenses and G&A expenses per store3 have increased 42.6% and 17.0%, respectively.

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1 Source:  Company Q4 2014 earnings call (February 11, 2015).
2 Source:  Company Q4 2014 earnings call (February 11, 2015).
3 Defined as total general and administrative expense divided by total number of stores at period end.

•
From March 2012 through fiscal 2014, management and the Board have overseen a $55.5 million increase in annual advertising expenses and have spent in excess of $195 million on capital expenditures, yet operating income has declined since March 2012.

During this period, instead of actively pursuing high-return new stores in new and underpenetrated markets, the Company has prioritized low-return store remodels, store relocations and an expensive Enterprise Resource Planning (ERP) operating system.  The Company’s ERP-related capital expenditures alone total approximately $102 million between 2012 and 2015.4  This $102 million is in addition to the $27.6 million asset write-off the Company had to previously expense as a result of a prior failed technology upgrade.  We are extremely concerned that capital spending on this project is excessive on an absolute basis for a company of this size, and even more so when considering that the project was apparently done without a quantified expected return.  As CFO David Callen has stated:  “[T]he primary objectives for the project, the reasons for doing it, aren’t so much about the returns on the investment.”5

Given this mindset, it is unsurprising to us that the Company’s significant increase in expenses has failed to produce positive results for shareholders, as return on invested capital (per the Company’s calculation and methodology), or ROIC, decreased from 21.3% in LTM March 2012 to 15.1% in fiscal 2014.  Excluding the Company’s significant cash holdings, ROIC declined 35.4%, from 28.7% in LTM March 2012 to 18.6% in fiscal 2014.

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4 Source:  Company Q4 2011 (February 8, 2012), Q4 2012 (January 24, 2013), Q3 2014 (October 22, 2014) and Q4 2014 (February 11, 2015) earnings calls.
5 Source:  Company Q3 2014 earnings call (October 22, 2014).

RECENT COMPANY CHANGES DUE TO BLUE CLAY’S PRESENCE
DO NOT GO FAR ENOUGH

We find it curious how, prior to our nomination of our two highly-qualified candidates, the Company’s senior management would not even speak with us, yet once we submitted our nominations in December 2014, its shareholder engagement policy appeared to change overnight.  The Company, which hasn’t held a formal investor day since May 2012, suddenly hosted shareholders and analysts at an industry conference in January 2015.  In addition, the Company’s March 31, 2015 letter to shareholders trumpets its alleged “proactive shareholder outreach program,” the timing of which also coincides with our nominations.  In view of the Company’s decaying fundamentals, we think that any recent uptick in the stock that management may try to use as a diversion is primarily due to the Company’s aggressive and unprecedented outreach campaign to analysts in response to the nomination of our highly-qualified candidates.

The Company has also sharply reversed course on its message to shareholders, culminating with its March 31, 2015 letter that you recently received.  We believe the following actions were expressly taken as reactionary measures to our nominations:

	Before Blue Clay Nominations	After Blue Clay Nominations
Share repurchases
➢ Objective of its share repurchase program was “to maintain common shares outstanding at current levels”6
➢ Repurchased targeted amount of shares each quarter regardless of Company’s share price or valuation
➢ Changed objective from maintaining share count to being “accretive to EPS”7 ➢ Rescinded its quarterly fixed repurchase strategy and added an investment consideration to the repurchase program
Focus on ROIC
➢ Annual Cash Incentive Compensation and Long-term Equity-based Incentive (LTI) Compensation performance metrics have focused on absolute growth, with no regard for capital deployed or return on that capital to achieve growth targets

➢ Added ROIC component to its LTI plan in 2015, and specifically discussed ROIC metric for the first time in its FY 2014 Form 10-K and Q4 earnings call.
➢ March 31, 2015 letter to shareholders is rife with references to ROIC, including how its “Aggressive Growth strategy is carefully calibrated to deliver optimal return on investment” and “We analyze and prioritize our media spend on a return on investment basis”

ERP System	➢ In October 2014, management stated, “[T]he primary objectives for the [ERP] project, the reasons for doing it, aren’t so much about the returns on the investment.”	➢ March 31, 2015 letter states that ERP implementation is “incorporated in Select Comfort’s long-range outlook of … return on invested capital at least in the mid-teens”
Store Target	➢ > 500 store target in 2012, 2013 and 20148	➢ Increased target to 550+ stores in February 2015 ➢ March 31, 2015 letter now discloses a five-year target of 590-650 stores
Long-term guidance	➢ In 2012, management provided 3-year EPS guidance, which it has not come close to meeting	➢ Management provided 5-year EPS guidance ($2.75/share in 2019) 9, which was reiterated in its March 31, 2015 letter

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6 Source:  Company FY 2012 Form 10-K.
7 Source:  Company Q4 2014 earnings call (February 11, 2015).
8 Source:  2012-2014 Investor Presentations.
9  Source:  Company Q4 2014 earnings call (February 11, 2015).

The Company’s bold 2019 EPS pronouncement is especially peculiar given that it has fallen well short of its previous EPS estimates.  This has apparently raised intrigue among other investors, as well; one research analyst had the following to say on the Company’s Q4 2014 earnings call:

“I’m curious about the timing of your decision to put forth a five-year EPS kind of plan at a time when you are starting a year where you are about to embark on the ERP upgrade…. What has changed versus a year ago? Why give this five-year kind of back of the envelope guideline now?”10

However, these actions merely scratch the surface.  We seriously question whether, without shareholder representation on the Board, management will be properly incentivized, or be held accountable by the current Board, to continue to act in a manner that is responsive to shareholder concerns.  We believe that if the mere submission of our nominations can have this type of effect, then the actual presence of our shareholder representatives in the boardroom would be a driving force for positive change.  If past history is any indication of future performance, shareholders should have severe doubts about the ability of the Company to suddenly achieve its goals under the current Board and management.

BLUE CLAY HAS A PLAN TO ENHANCE LONG-TERM VALUE

All shareholders should have deep concerns with the Company’s financial performance; the Company’s recent maneuvers do not nearly go far enough to address the serious issues facing the Company.  In our view, the Board needs to take immediate, substantive action to implement the following growth plan centered around the aggressive expansion of the Company’s store base.  We believe these strategic initiatives should enable the Company to leverage its overhead, infrastructure and existing nationwide advertising program, resulting in vastly improved margins, EPS and ROIC.

Accelerate New Store Growth

As shareholders, we are perplexed by the current Board’s alarming lack of focus on new store growth.  Based on our analysis of optimal store density, we believe the U.S. market has the potential for 900 total stores.  Yet the Company currently operates just 463 stores and, as of February 2015, had plans to open only 90 net new stores in the next 3-4 years (although, in its March 31, 2015 letter, the Company suddenly raised its estimate). We find it astonishing that the Company has fewer stores than it had seven years ago.

The Company’s stores are a high-return investment:  the Company generates four-wall profitability of over $800,000 per store, and new stores only cost $405,000 to open.11  Moreover, the Company has substantial capital available for growth.  As of the end of fiscal 2014, the Company’s $166 million of cash on hand represented sufficient capital to open more than 400 additional stores.

____________________
10 Source:  Company Q4 2014 earnings call (February 11, 2015).
11 Source:  March 2014 Investor Presentation.

As acknowledged by the Company’s competitors, increased store density and proximity are key drivers to accelerating sales within a local market.  The Company’s large and rapidly-growing competitor Mattress Firm has over 2,200 stores (up from under 1,000 three years ago) and sees a need for more than 4,500 stores in the U.S.12

This strategy should come as no surprise to this Board and belies any claims management and the Board may make about sales cannibalization.  In early 2006 (when five of the existing Board members, including current nominees Stephen L. Gulis and Brenda J. Lauderback, served as directors), the Company provided guidance to open new stores at a rate of up to 10% per year, from a base of 396 locations.13  Had the Company been able to achieve its 10% growth forecast, it would have 934 stores today, double the 463 stores it currently has, and in line with Blue Clay’s target of the actual opportunity.  Our plan simply aims to fulfill the promises that the Board and management once made to shareholders but have since failed to keep.

Improve Margins

The Company’s lack of store growth makes even less sense when viewed in the context of the Company’s increased spending on national advertising, which reaches tens of millions of consumers in larger markets who currently don’t have a Sleep Number store anywhere nearby.  Since LTM March 2012, the Company’s total advertising expenses have increased 53.9% compared to a net sales increase of 42.4%.  Advertising expense per store14 has increased 26.3% over this same period.  Faster store development in the Company’s new and underdeveloped markets along with more efficient spending should enable the Company to realize significant operating leverage.

Since LTM March 2012, the Company has significantly increased operating expenses while ROIC has declined.  Blue Clay’s nominees will work to right-size operating expenses with the goal of increasing ROIC.  We note management’s repeated statements that 15%+ operating margins are attainable; although past operating margins have exceeded 13%, fiscal 2014’s operating margin fell to 8.8%.  Additionally, if the Company had achieved its flow-through guidance from its May 2012 Investor Day, operating margins would be 14.9% today.  Far more disciplined expense management is required to achieve previous guidance of 15%+ operating margins and the 20% of net sales growth flow-through to operating income.15  Our plan simply aims to fulfill the promises that the Board and management once made to shareholders but have since failed to keep.

Do not be deceived by the Company’s false and misleading claims regarding our plans to cut advertising expenses and eliminate TV advertising.  Our goal is to impose the long-term spending discipline and achieve the economies of scale from revenue growth that management and the Board have either been unwilling or unable to do.

Rationalize Capital Allocation

We believe the Board needs to make capital allocation decisions based on the expected impact on ROIC.  Although the Company must maintain a reasonable cash balance, we believe its stated minimum cash requirement of $100 million, net of customer deposits, is overly conservative and unjustified.  It is evident to us that Board members with an “owner’s mentality” are vital to the implementation of a more rational capital structure that is needed to unlock shareholder value.  Toward this end, we believe excess capital should first be invested in accelerated store growth, with remaining excess capital returned to shareholders through sensible share repurchases.

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12 Source:  Mattress Firm March 2015 Investor Presentation, March 19, 2015 quarterly earnings press release and April 10, 2012 quarterly earnings press release.
13 Source:  2006 Analyst Day Presentation.
14  Defined as total advertising expense divided by total number of stores at period end.
15 Source:  May 2012 Investor Day.

WE BELIEVE THE CURRENT BOARD HAS FAILED TO ACT IN SHAREHOLDERS’ BEST INTERESTS AND HAS BECOME STALE

Based on the Board’s past performance, we do not have any confidence in the ability of the Board as currently composed to lead the Company on this path to long-term value creation.  With a median tenure of 9.7 years, we believe the present Board has grown stale and is incapable of the type of forward-thinking to execute an ambitious growth initiative for the benefit of all shareholders.  Following are some of the starker examples of this Board’s poor decision-making and corporate governance practices that lead us to this inescapable conclusion:

Failure to Hold Management Accountable

Rather than have management answer for the Company’s flaccid stock price and failure to meet performance goals, the Board has chosen to reward senior executives for subpar results:

•
Special Stock Awards – In 2014, despite the fact that the Company’s stock has lagged major indexes and its peers, the Board granted special performance awards (the “2014 Special LTI Awards”) to CEO Shelly Ibach and other Company executives.  The 2014 Special LTI Awards had a grant date price of $17.77 and were fully earned at $23.10 (without any provision for a clawback if the stock price declined), providing the executives with an additional $2,923,432 in compensation at that price.  The grant date and target prices were 35.1% and 15.6%, respectively, below the $27.36 share price immediately prior to Ms. Ibach’s promotion to CEO on June 1, 2012.

•
Changing Performance Metrics – We are also extremely concerned by the Board’s decision, in light of the Company’s inability to grow its operating margins as forecasted, to change the Company’s 2014 annual cash incentive plan metric from net operating profit (NOP), which it had used since 2001, to EBITDA, resulting in aggregate cash incentive payments of $2,140,507 to the Company’s executives.  As Warren Buffett said in his 1982 annual letter to shareholders:  “Yardsticks seldom are discarded while yielding favorable readings.  But when results deteriorate, most managers favor disposition of the yardstick rather than disposition of the manager.”  We note the Company’s yardstick change coincides with an implied NOP in 2014 of $94 million, a meager 3.4% increase from 2013 and, even worse, 25.2% below 2012, which highlights the low returns the Company is realizing on its capital expenditures.16  Regarding the use of EBITDA, Mr. Buffett says it best in his 1990 letter to shareholders:  “References to EBITDA make us shudder -- does management think the tooth fairy pays for capital expenditures?”

____________________
16 Source: Company Q4 2013 earnings call.  Based on the Company’s EBITDA target of $137 million and its January 2014 guidance for $43 million of 2014 depreciation and amortization expense.

We believe these actions are strong indicators of a Board that is refusing to hold management accountable, and we fail to see how these decisions promote long-term shareholder value creation.

Poor Capital Allocation Decisions

The current Board members have overseen a number of questionable and value-destructive capital allocation decisions:

•
Selling Low, Buying High – Subsequent to the Company’s initial public offering at $11.33 in 1998, the Company has raised approximately $46 million by issuing 33.1 million shares (more than doubling its share count) at an average price of only $1.39 per share, 88% below its IPO price.  In stark contrast, the Company has spent nearly $412 million to repurchase approximately 24.1 million shares at an average price of $17.06 per share.

•
Poor Share Repurchase Strategy – Only after we nominated our highly-qualified candidates did the Board abandon its ill-conceived strategy of making a fixed amount of share repurchases each quarter, regardless of the Company’s stock price or valuation, in order “to maintain common shares outstanding at current levels.”  The Company has also maintained cash balances well above its stated minimum levels, which we believe has caused it to miss favorable opportunities to repurchase shares at attractive prices.

•
History of Value-Destructive Decisions – This Board’s dubious capital allocation decisions are not a recent phenomenon.  Five of the current Board members (including Mr. Gulis and Ms. Lauderback) were responsible for a series of moves that we believe forced the Company into financial distress in 2009.  During this time, while business fundamentals were rapidly deteriorating, the Company moved into a new corporate headquarters, began a massive ERP system upgrade (which was subsequently scrapped) and levered the balance sheet with bank debt to fund an aggressive repurchase program.  We believe these decisions directly caused the following chain of events to occur:

o	The stock price declined 99.3% from its 2006 high of $27.72 to $0.19 in 2008.

o
The Board approved and recommended in May 2009 a highly dilutive equity capital raise at $0.70 per share, a 30% discount to the closing market price the day prior to the Board’s approval.  Interestingly, the two independent board members with the largest direct shareholdings at the time voted against this onerous financing, and are no longer directors today.  Fortunately, shareholders recognized this transaction was not in their best interests and voted the Board’s poor decision down.

o
The Board subsequently approved and raised $10 million at $2.23 per share in October 2009 and $19.7 million at $4.75 per share in December 2009 to remedy bank debt covenants, diluting shareholders by 19%.

o
The net closing of 107 stores from March 2008 through September 2011, and the impairment and abandonment of $27.6 million of the ERP system investment, necessitating significant additional future capital expenditures to reopen stores and install the Company’s new ERP system.

Clearly, Select Comfort shareholders cannot afford to have this history repeat itself.

No Meaningful Investment Risk at Stake

We believe the Board’s troubling failures to act in shareholders’ best interests are in large part due to the misalignment of interests that exists between the directors and Select Comfort’s shareholders.  Collectively, the non-executive members of the Board directly own approximately 1% of the outstanding stock of the Company, even when restricted stock awards are included in the calculation.17  In fact, according to public filings, the members of the Board, in the aggregate, have purchased only 120,989 shares in the open market, representing a mere 0.23% of the outstanding stock of the Company, but have sold almost double that amount of shares, totaling 241,502.  We believe the Board’s minimal investment in the shares of Select Comfort is evidence of their minimal commitment to enhancing, and lack of confidence in their ability to create, long-term shareholder value.

Insulation of Directors Through Classified Board and Excessive Tenure

•
Classified Board – Select Comfort has a classified Board, which is currently divided into three classes, meaning that directors are only subject to re-election by shareholders once every three years. We strongly believe that directors should be elected annually in order to ensure director accountability to shareholders. In our view, the Board’s current classified structure impedes shareholders’ ability to regularly and effectively evaluate the performance of their directors and insulates and entrenches the incumbents from the consequences of their questionable decision-making.

•
Excessive Tenure – We believe the Board has grown stale and is entrenched.  Median tenure is 9.7 years.  Two directors have been on the Board for more than 20 years and three other directors have been on the Board for at least nine years, including Mr. Gulis, who has served as a director since 2005, and Ms. Lauderback, whose tenure extends back to 2004.  Tellingly, in the Company’s proxy statement for its 2012 annual meeting, its position regarding median Board tenure changed, from “if the median tenure of the Board exceeds 8.5 years…then one or more Directors will either not be re-nominated or be asked to resign from the Board” to “…then the Board may consider alternatives to achieve an appropriate balance of new perspectives and experienced directors on the Board over the ensuing years” (emphasis added).  We do not believe that the addition of Ms. Ibach and one new independent director to the Board since 2012 achieves an “appropriate balance,” and that further change on the Board is warranted to ensure new insight and a renewed commitment to enhancing shareholder value.

____________________
17 Excludes stock options that have yet to be exercised.

We find the following facts about Mr. Gulis and Ms. Lauderback, the two incumbents against whom our nominees are running, particularly noteworthy:

Stephen L. Gulis

•	Has been on the Board for nearly 10 years, since 2005

•	A retired footwear executive on a Board with a total of four current or former footwear executives, he previously worked at Wolverine World Wide, Inc.

•	Has purchased only 1,125 shares of the Company’s stock on the open market

Brenda J. Lauderback

•	Has served as a director for over 11 years, starting in 2004

•	Another former footwear executive whose bio indicates she has been retired since 1998

•	Serves on the board of directors of three other companies, including Wolverine World Wide, Inc.

•
Has been a net seller of the Company’s shares, having purchased 15,377 shares on the open market and sold a total of 23,939 shares (including at prices below the market price when she first became a director), which we believe reflects a lack of belief in the stock and a lack of alignment with shareholders

Interestingly, one other director, David T. Kollat, is also a board member at Wolverine World Wide, Inc., while another director, Kathleen L. Nedorostek, works at Nine West Group, Ms. Lauderback’s former employer.  While these directors all may be technically “independent,” we do not believe this type of cronyism and overlap among board members generates the kind of independent thinking that is necessary to spur positive change for the benefit of all shareholders.

BLUE CLAY’S NOMINEES HAVE THE RIGHT BLEND OF EXPERIENCE, QUALIFICATIONS AND COMMITMENT TO ENHANCE SHAREHOLDER VALUE

Given the Board’s past track record, excessive tenure and misalignment of interests with shareholders, we believe the addition of shareholder representatives to the Board is crucial to the protection of shareholders’ best interests.  Blue Clay’s nominees will bring significant and relevant experience, and a fresh perspective, to the Board and will work for the benefit of all the Company’s shareholders.  Our interests are squarely aligned with yours to capture the opportunities that exist to drive growth at the Company and maximize long-term shareholder value.

Our highly-qualified nominees are:

Brian A. Spaly.  Mr. Spaly is an experienced CEO with noted public success as the founder and Chief Executive Officer of Trunk Club, Inc., an innovative apparel retailer recently acquired by Nordstrom for $350 million.  Prior to founding Trunk Club in November 2009, Mr. Spaly founded Bonobos, Inc., a men’s apparel company, which was named one of America’s 50 hottest brands by AdAge in 2009.  Mr. Spaly began his career at Bain & Company, a management consulting company, and has also worked at Parthenon Capital, LLC, a private equity firm. Mr. Spaly holds an MBA from the Stanford Graduate School of Business.  Mr. Spaly’s extensive expertise in retail, sales and marketing, brand-building and customer acquisition will make him a valuable addition to the Board.  In addition, we believe Mr. Spaly’s leadership in the convergence of online and offline retail would greatly enhance the Company’s growth trajectory as it competes with newer market entrants, such as Casper, Saatva and Tuft & Needle, primarily focused on an online platform.

Adam J. Wright.  Mr. Wright is a Founding Principal, Managing Partner and Senior Analyst of Blue Clay Capital Management, an investment firm focused on small- and mid-cap publicly traded securities.  Mr. Wright also serves as a director of Famous Dave’s of America, Inc., which develops, operates and franchises barbecue restaurants.  Prior to founding Blue Clay Capital Management, Mr. Wright served as a Senior Fundamental Analyst with Whitebox Advisors, LLC, an SEC-registered investment adviser.  Mr. Wright started his career at Goldman, Sachs & Co. and has also worked at UnitedHealth Group in a corporate development capacity.  Mr. Wright holds an MBA from the Stanford Graduate School of Business.  Mr. Wright has a strong financial and investment background, which we believe is sorely lacking on the current Board and would be instrumental to improving the Board’s capital allocation decision-making process.

WE BELIEVE THE CHOICE IS CLEAR - VOTE THE BLUE PROXY CARD FOR MUCH NEEDED CHANGE AT SELECT COMFORT

PLEASE SIGN, DATE AND MAIL THE ENCLOSED BLUE PROXY CARD TODAY

We urge you to support our efforts to elect our shareholder representatives to the Select Comfort Board.  They are committed to actively pursue all available opportunities to maximize the value of your investment and, if elected, will work tirelessly to ensure that your best interests are protected.

Sincerely,

/s/ Gary S. Kohler

Gary S. Kohler
Blue Clay Capital Management, LLC

If you have any questions, require assistance with voting your BLUE proxy card, or need additional copies of the proxy materials, please contact our proxy solicitor:

OKAPI PARTNERS LLC
437 Madison Avenue, 28th Floor
New York, NY 10022
(212) 297-0720
Shareholders Call Toll-Free at: (855) 208-8902
E-mail: info@okapipartners.com

About Blue Clay Capital Management:

Blue Clay Capital Management is an alternative investment management firm with an experienced team focused on small- and mid-cap publicly-traded securities.  With a focus on capital preservation and through our fundamental and long-term investment approach, Blue Clay aims to deliver superior absolute results.  The firm is located in Minneapolis, Minnesota and was founded in 2011 by Gary Kohler, Adam Wright and Brian Durst.

Investor Contact:
Fred Steiner
Blue Clay Capital Management
(612) 200-1748

If you have any questions, require assistance with voting your BLUE proxy card, or need additional copies of the proxy materials, please contact our proxy solicitor, Okapi Partners LLC, at (855) 208-8902.